Exhibit 4.6

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (the “Agreement”) is made and entered into as of April 30, 2010 among Elegant Capital Holdings Limited, a British Virgin Islands business company (“Elegant Capital”), LAM, Wai Chuen, an individual resident of Hong Kong (“Lam”), Xu Jianping, an individual resident in the People’s Republic of China (“Xu”), and China Dongfang Healthcare Group Inc., a Nevada corporation (the “Company”).

RECITALS

A.           The Company has determined that it is advisable and in its best interest to enter into that certain Share Exchange Agreement, dated April 30, 2010 (the “Share Exchange Agreement”) with Winmark Group Limited, a British Virgin Islands business company (“Winmark”), and each of the Winmark Shareholders named therein (the “Shareholders”), pursuant to which the Company will exchange common stock, $.0001 par value, of the Company (the “Common Stock”) in exchange for all of the issued and outstanding shares of Winmark held by the Winmark Shareholders (the “Exchange”).  Capitalized terms used and not otherwise defined herein that are defined in the Share Exchange Agreement will have the meanings given such terms in the Share Exchange Agreement.

B.           Elegant Capital is the record owner of 27,170 shares of capital stock of Winmark, which in accordance with the terms of the Share Exchange Agreement will be exchanged for 11,411,400 shares of Common Stock upon consummation of the Exchange.

C.           Lam is the sole director and record owner of all of capital stock of Elegant Capital.  Xu is the beneficial owner of all of the capital stock of Elegant Capital pursuant to a Declaration of Trust dated August 20, 2008, established by Lam.

C.           It is a condition to the Company’s obligations to execute and deliver the Share Exchange Agreement that the parties hereto shall execute and deliver to the Company this Agreement.

D.           In contemplation of, and as a material inducement for the Company to enter into the Share Exchange Agreement, each of the parties hereto have agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.           No Reliance on Advice.  Each of Elegant Capital, Lam and Xu (collectively, “Holder”) has independently evaluated the merits of its or his decision to enter into and deliver this Agreement, and each of them confirms that each has not relied on the advice of the Company or any other person affiliated therewith.

2.           Representations and Warranties.  Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others that (a) such party has the full right, power, capacity and authority to enter into, deliver and perform its or his respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

3.           Beneficial Ownership.  Holder hereby represents and warrants that it does not beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Beneficial Ownership Regulations”)) any shares of Common Stock, or any economic interest therein or derivative therefrom, other than those shares of Common Stock specified on its signature page to this Agreement.  For purposes of the Agreement the shares of Common Stock beneficially owned by such Holder as specified on its signature page to this Agreement are collectively referred to as “Holder’s Shares.”  Holder acknowledges and agrees that Lam and Xu may be presently deemed by the Beneficial Ownership Regulations to beneficially own all of the Holder’s Shares owned by Elegant Capital.

4.           Lockup.

(a)           During the two-year period commencing on the date hereof (the “Lockup Period”):

(i)           Elegant Capital agrees it will not offer, grant, pledge, hypothecate, bargain, sell, assign, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of, any of Holder’s Shares (including without limitation any right or interest therein or any securities convertible into, or exchangeable for, or representing the right to receive, Holder’s Shares).

(ii)           Lam and Xu irrevocably and jointly and severally agree that each of them will not offer, grant, pledge, hypothecate, bargain, sell, assign, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of (x) any of the shares of Elegant Capital owned by them (other than any transfer of such shares from Lam to Xu or vice versa), or (y) any other securities of Elegant Capital (or the taking of any other action) such that, upon the completion of such offering (or the taking of such other action), they would cease to control Elegant Capital, including without limitation in each case, the offering of any right or interest therein or any securities convertible into, or exchangeable for, or representing the right to receive, any of such shares of Elegant Capital.

(b)           In furtherance thereof, the Company will (i) place a stop transfer order or notation on all Holder’s Shares on the books and records of the Company, (ii) notify its transfer agent, if any, in writing of the stop order and the restrictions on such Holder’s Shares under this Agreement and (iii) not process or permit, and will instruct any transfer agent to not process or permit, any attempts by the Holder to resell or transfer any Holder’s Shares in violation of this Agreement.  Elegant Capital agrees that it will take similar actions to prevent the transfer or issuance of Elegant Capital’s securities (or the taking of such other action) in violation of this Agreement.

5.           Restrictive Legend. The certificates representing the Holder’s Shares shall contain legends substantially as follows:

“PURSUANT TO A LOCKUP AGREEMENT, DATED AS OF APRIL __, 2010, BY AND AMONG CHINA DONGFANG HEALTHCARE GROUP INC. AND ELEGANT CAPITAL HOLDINGS LIMITED, THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, GRANTED, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR OTHERWISE DISPOSED OF, EXCEPT AS PERMITTED THEREBY AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH THEREIN.”

6.           No Additional Fees/Payment.  Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

7.           Enumeration and Headings.  The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

8.           Counterparts.  This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

9.           Successors and Assigns.  This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective successors and assigns of the parties hereto.

10.           Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

11.           Amendment.  This Agreement may not be amended or modified in any manner except by a written agreement executed by each of the parties hereto.

12.           Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

13.           No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

14.           Remedies.  The Company shall have the right to specifically enforce all of the obligations of the Holder under this Agreement (without posting a bond or other security), in addition to recovering damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.  Furthermore, the Holder recognizes that if it fails to perform, observe, or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Company.  Therefore, the Holder agrees that each of the Company shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

15.           Jurisdiction and Venue; Attorneys’ Fees.  In any action between or among any of the parties arising out of this Agreement (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the U.S. federal and state courts located in the State of Nevada, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any U.S. federal court located in the State of Nevada, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid (or any other summary process available to effect service of process outside of the United States), and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, and all other costs, expenses and disbursements (including the costs, expenses and disbursements of such attorneys) from the other parties (in addition to any other relief to which the prevailing parties may be entitled).

16.           Governing Law.  The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of Nevada and the federal laws of the United States of America applicable therein.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement as of the day and year first above written.

ELEGANT CAPITAL HOLDINGS LIMITED

By:	/s/ Lam Wai Chuen
LAM, Wai Chuen, Director

Number of shares of Common Stock owned:

11,411,400

CHINA DONGFANG HEALTHCARE GROUP INC.

By:	/s/ Xu Jianping
Xu Jianping, President

/s/ Lam Wai Chuen
LAM, Wai Chuen

/s/ Xu Jianping
Xu Jianping

[Signature Page to Lock-up Agreement]